Astea Reports Profitable First Quarter 2007 Results

      HORSHAM, Pa., May 15 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the first quarter of 2007.

      For the first quarter ended March 31, 2007, Astea reported revenues of $7.8 million compared to revenues of $3.8 million for the same period in 2006. Net profit for the first quarter was $1.3 million or $.36 per share, compared to a net loss of $2.3 million or $.64 per share for the same period in 2006. License revenues were $1.7 million compared to $125,000 in 2006. Total service and maintenance revenue increased 65% to $6.1 million. The improvement in license revenue comes from a number of sales to existing customers; recognition of income from a sale which occurred in the second quarter of 2006, which is spread out over 18 month; sales to new customers and recognition of license revenue deferred from a European customer in December 2004. Cash on hand increased $1.1 million from December 31, 2006.

      For the quarter ended March 31, 2007, Astea recognized $1.6 million of revenue which had been deferred from a transaction that occurred with a customer in the U.K. in the fourth quarter of 2004 and continued through the end of 2006. This revenue is comprised of $384,000 of license revenue and $1.2 million in services and maintenance revenue. All costs related to generating these revenues were expensed in the periods in which they incurred. The results from operations for the quarter include all of the revenues discussed, but no related costs. Therefore, gross profit on revenue this quarter appears higher than other quarters. Such operation results are not typical for the Company and are not expected to recur.

      "We are pleased to see the substantial improvements in our reported revenues this quarter, yet we recognize that we are still not where we need to be regarding our financial performance. Without the recognition of the deferred revenue from the UK transaction, we would not have been profitable. Nevertheless our pipeline is healthy. However, the sales cycles on our larger opportunities are inherently more complex and it is difficult to predict their timing. We are beginning to see the positive outcomes of our cost containment strategies as well as our shifted focus to aggressive sales and marketing execution," stated Zack Bergreen, Chairman and CEO, Astea International. "Our service revenue has improved dramatically and the expertise of our services team continues to be one of our compelling differentiators in this competitive market. Organizations around the world continue to turn to Astea as the clear choice for industry leading service lifecyle management solutions to support their global service operations."

      FIRST QUARTER HIGHLIGHTS

      -- License revenues for this quarter came from both new and existing customers and in all of Astea's operating offices, such as ESAB
            (US), Optos (US); Jones Lang LaSalle (US); Bunn-O-Matic (US); Leisure Link (UK); Thales (UK) and Thiess (AUS).

      -- Embedded the FieldCentrix(R) service management and mobility solution into Microsoft Dynamics CRM. Together, with Microsoft Dynamics CRM, this solution brings the breadth and depth of functionality that is mission-critical to service-centric organizations, seamlessly supporting business processes and sharing information from lead generation and quotation to service delivery and support through to expense capture and billing. FieldCentrix for Microsoft Dynamics CRM was launched in March at Convergence 2007, Microsoft's annual event for Microsoft Dynamics customers. Since the launch, Astea has successfully signed several partners that will market, sell, and implement the solution generating a new channel for Astea.

      -- Introduced a new version of the industry's most robust solution for service-centric organizations, Astea Alliance 8.0. Leveraging more than 28 years of experience, Astea Alliance 8.0 delivers extensive enhancements and new features to empower service-centric organizations to achieve a new level of service excellence. More than 160 new features and enhancements have been added to empower organizations with advanced capabilities, exceptional performance, and a new process- driven user interface.

      Astea will host a conference call that will be broadcast live over the Internet on May 16, 2007 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

      About Astea International

      Astea International (Nasdaq: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry's leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception in 1979, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

      www.astea.com. Service Smart. Enterprise Proven.

      2007 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

      This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2006, as supplemented in the 10-Q for the Quarter ended March 31, 2007 as filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.

05/15/2007 /CONTACT: Rick Etskovitz, Chief Financial Officer of Astea International, Inc., +1-215-682-2500, retskovitz@astea.com / /Web site: http://www.astea.com http://www.astea.com/about_investors.asp / (ATEA)